Exhibit 99.9

Chronic Lymphocytic Leukemia/Small Lymphocytic Lymphoma Poster Presentation

Title: Ibrutinib rapidly improves platelet counts in chronic lymphocytic leukemia / small lymphocytic lymphoma (CLL/SLL) patients and has minimal effects on platelet aggregation
Session: 642. CLL - Therapy, excluding Transplantation: Poster I
Date/Time: Saturday, December 8, 2012, 5:30 PM - 7:30 PM
Location: Georgia World Congress Center, Hall B1-B2
Presenter: Mohammed Farooqui

Mohammed Farooqui, DO1, Jay Nelson Lozier2, Janet Valdez, PA1*, Nakhle Saba, MD1, Ajunae Wells, Research Assistant1*, Susan Soto, RN1*, Delong Liu, Ph.D.1*, Georg Aue, MD1 and Adrian Wiestner, MD, PhD1
1Hematology Branch, National Heart, Lung, and Blood Institute (NHLBI), National Institutes of Health (NIH), Bethesda, MD
2Department of Laboratory Medicine, NIH Clinical Center, Bethesda, MD

ABSTRACT:
INTRODUCTION: Ibrutinib (PCI 32765) is an orally administered covalent inhibitor of Bruton’s Tyrosine Kinase (BTK). Ibrutinib has significant activity in chronic lymphocytic leukemia/small lymphocytic lymphoma (CLL/SLL) and is typically well tolerated (Byrd ASCO 2011, O’Brien ASH 2011). Rarely serious bleeding in patients concurrently on oral anticoagulation has been reported but was not related to thrombocytopenia (O’Brien ASH 2011). However, grade 1 or 2 ecchymosis/contusion is a frequent adverse event in patients on ibrutinib. In addition to being essential for B cell receptor signaling BTK is also involved in the signaling of the glycoprotein (GP)VI and GPIV von Willebrand (vW) receptors (Liu, Blood 2006). Thus, it is possible that ibrutinib could increase the bleeding risk by interfering with thrombus formation. In addition, lymphoproliferative disorders and some drugs have been associated with acquired vW-disease (AvWD).
METHODS AND PATIENTS: In an ongoing single center, open label phase II trial we treat CLL/SLL patients with ibrutinib 420 mg daily on 28 day cycles (NCT01500733). We measured platelet (PLT) function on the PFA-100 instrument, vW-factor (vWF) antigen levels and activity (vWF-Ag/vWF-Act), and factor VIII (FVIII) on baseline, days 2 and 28. Here we report on effects of ibrutinib on platelet counts and function in 25 patients who completed >2 cycles.
RESULTS: PLT counts prior to treatment ranged from 36 k/µl to 256 k/µl with a median of 102 k/µl. Twelve (48%) patients had a pre-treatment PLT count <100 k/µl. Median PLT counts for days 14, 28, and 56 increased to 140, 137, and 135 k/µl, respectively (P<.01). 76% of patients showed an increase after only 2 weeks on drug (median increase 25 k/µl (range 4-183 k/µl) that was sustained at subsequent timepoints. On day 14, 6 patients (24%) had a decrease in PLT count by a median of 13 k/µl from baseline; of these, 3 had a pre-treatment PLT count of <100 k/ul and 1 developed grade III thrombocytopenia (42 k/µl) that resolved to >100 k/µl by day 56. 20% (5 of 25) of patients reported grade 1 spontaneous ecchymosis with no correlation to platelet count, PFA testing, or vWF measurements. Of note we performed lymph node core biopsies in 35 patients taking ibrutinib with minimal bruising. Only 2 patients had more extensive local bruising/ecchymosis at the biopsy site.

Test (normal range)	baseline	day 2	day 28
PLT count (161-347 k/µl)	102	140	137
PFA-100 EPI (86-154 sec)	109	110	110
PFA-100 ADP (73-129 sec)	74	79	79
vWF-ACT (52-156 IU/dL)	182	nd	99
vWF-AG (50-197 IU/dL)	158	nd	101
FVIII (41-184 IU/dL)	181	nd	157

All values are median, nd = not done

In 19 patients PFA-100 measurements of epinephrine (EPI) and adenosine diphosphate (ADP) stimulated platelet aggregation times were available (test requires PLT count >100 k/µl). Median changes in closure times with EPI and ADP on treatment were not significantly different from baseline (See table). Four (21%) patients started with abnormally prolonged EPI closure times (one on aspirin, one on ibuprofen; discontinued with the start of ibrutinib) which resolved by day 28 in 3 and decreased in 1. Three (16%) patients had a prolongation of EPI closure times on day 2 that resolved by day 28 in 2 and decreased in 1. All closure times on ADP were low or normal. No patients with abnormal PFA testing demonstrated spontaneous ecchymosis. From baseline to day 28 vWF-Act, vWF-Ag and FVIII decreased (P<0.05; n=24). All 3 values were high normal to elevated prior to treatment and decreased to normal on treatment.

CONCLUSION: This preliminary report does not identify any significant ibrutinib effect on platelet function. PLT counts improved rapidly in the majority of patients and when seen transient decreases have been minimal. Three patients (16%) developed an abnormal reading in PLT function tests on treatment but none developed spontaneous echymosis or bleeding. The observed normalization of mildly elevated baseline levels of vWF and FVIII seems most consistent with a reduction in acute phase reactants and there was no evidence for AvWD on ibrutinib. The apparent functional tolerance of BTK inhibition in platelets is likely attributable to redundancy in the affected signaling pathways.

This work was supported by the Intramural Research Program of NHLBI, NIH. We thank our patients for participating in these research studies.

Disclosures: No relevant conflicts of interest to declare